Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated June 5, 2006, which is included, in this Registration Statement of Dreyfus GNMA Fund, Inc.

ERNST & YOUNG LLP

New York, New York
December 14, 2006